UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2013

Commission File Number: 000-50502

PREMIER ALLIANCE GROUP, INC
(Exact Name of registrant as Specified in Its Charter)

Delaware	20-0443575
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4521 Sharon Road
Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)

(704) 521-8077
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

 Section 5 – Coporate Governance and Management

Item 5.07	Submission of Matters to a Vote of Security Holders.

On June 13, 2013, Premier Alliance Group, Inc. (the “Company”) held its annual meeting of shareholders.  As of April 16, 2013, the Company’s record date for the Annual Meeting, we had 23,082,237 outstanding shares of common stock and 3,554,828 outstanding shares of preferred stock (convertible into an aggregate of 27,304,248 shares of common stock), eligible to vote. At the Annual Meeting, 26,199,647 shares of common stock or preferred stock, or approximately 52% of the shares outstanding and entitled to vote, were represented in person or by proxy and, therefore, a quorum was present.

Set forth below are the final voting results for each proposal submitted to a vote of the shareholders, indicating the number of votes cast for, against, withheld, and the number of abstentions and broker non-votes.

1.	All nominees for directors were elected to hold office until the 2014 annual meeting of shareholders or until their respective successors have been duly elected and qualified.

Nominee	For	Withheld	Broker Non-Votes
Isaac Blech	22,586,304	1,092	3,612,251
Kevin Carnahan	22,586,305	1,091	3,612,251
John Catsimatidis	22,586,165	1,231	3,612,251
Wesley Clark	22,452,540	134,856	3,612,251
Joseph Grano, Jr	22,586,165	1,231	3,612,251
Patrick Kolenik	22,586,305	1,091	3,612,251
Gregory Morris	22,586,305	1,091	3,612,251
Harvey Pitt	22,520,457	66,939	3,612,251
Seymour Siegel	22,581,105	6,291	3,612,251
Cary Sucoff	22,568,151	19,245	3,612,251
Mark Elliott	22,507,642	79,754	3,612,251

2.	Ratification of the selection of Cherry Bekaert LLP as our independent auditors for the fiscal year ending December 31, 2013.

For	Against	Abstain	Broker Non Votes
26,146,549	14,145	38,953

3.	Approval of advisory resolution supporting the compensation plan for executive officers.

For	Against	Abstain	Broker Non Votes
20,770,663	78,586	1,738,146	3,612,252

4.	Advisory vote on the frequency of an advisory vote on executive compensation.

One Year	Two Years	Three Years	Abstain	Broker Non Votes
21,747,557	416,322	261,763	161,753	3,612,252

The Board of Directors has considered the non binding stockholder vote regarding the frequency of advisory votes on executive compensation and determined that the Company will hold an advisory vote on its executive compensation every 1 year until the next vote by the Board on frequency, which will be no later than the Company’s Annual Meeting of Stockholders in 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PREMIER ALLIANCE GROUP, INC.
(Registrant)
DATE: June 14, 2013	By:	/s/ Mark S. Elliott
Mark S. Elliott
CEO